Exhibit 99.2

Myriad prepares for Tunica invasion

$1.6 billion resort features enclosed 18-hole golf course

By Michael Sheffield
Memphis Business Journal
January 13, 2006 Print Edition

Tunica may be moving closer to seeing the ever-elusive 10th casino added to the gaming landscape.

After receiving initial site approval for the property almost two years ago, Canada-based Myriad World Resorts has scheduled groundbreaking for Myriad Botanical Resort this July, assuming the three-person Mississippi Gaming Commission renews approval for the site. Site approval designations in Tunica last two years and Myriad's two years is set to expire in June.

Myriad CEO Scott Hawrelechko says once construction begins, different phases of the $1.6 billion project will be completed in 24-48 months.

"We will have to seek final approval from the commission before commencement of construction, which obviously needs to take place prior to the July 2006 target date," Hawrelechko says.

The 540-acre project, which is being touted as more of a resort than a casino/hotel, will feature an 80,000-square-foot casino, a 1,200-room 4-star hotel, a 375,000-square-foot convention center, which will be the first of its kind in Tunica; retail space, a 5-acre water park, a 2,500-seat auditorium and a "snow park," which will feature artificial snow and allow guests to ski, snowboard or ice skate any time of year in Tunica.

Perhaps most ambitious of all is a 7,205-yard, 18-hole covered golf course, which would be the fourth golf course in Tunica.

The concept for the golf course evolved from the nearly six months of snow in Edmonton, Alberta, that necessitated a covered course to allow Canadian golfers to hit the links. Hawrelechko says the Tunica covering will be more than 200 feet high and will maintain an average temperature of 75 degrees. The covering will be transparent to allow natural light to support growth of grass, trees and other course shrubbery.

He predicts the uniqueness of the course alone will attract curious golfers to play; the amenities of the facility will keep them there. The Tunica market, he says, is an ideal location for Myriad to build its first U.S. property.

"We are seeking other acquisitions," he says. "We believe the project may be what Tunica needs to attract a whole new demographic market."

The Myriad casino complex could be the project that changes Tunica's profile from a casino town to a true tourist destination, says Webster Franklin, CEO of the Tunica Convention and Visitors' Bureau.

"This isn't just a casino; it is a true resort development and it is something that, when and if it is completed, can bring visitors from all over," Franklin says. "The course is grandiose in scope, but people will have to come to play it because they'll want to see it. That'll add to our appeal."

The Tunica market has existed with the nine casinos it has for nearly 14 years, Franklin says. Even though most of those properties have changed hands over the years, the market is right for a new property.

"A billion-dollar development will draw more people and if that's the case, the destination can handle it," Franklin says.

Hotel consultant Chuck Pinkowski, principal of Pinkowski & Co., says the maturity of Tunica gaming has resulted in a "flattening" of that market and adding just another casino wouldn't necessarily bring more business.

"If this is done right, it'll give people a reason to come to Tunica who never go there and give people who have been there a reason to come back," Pinkowski says.

Hawrelechko says Myriad will utilize its assets to access public capital for the project and is currently putting together an expanded board and management team to focus on the development.

"We currently are exploring strategic financing alternatives consisting of equity to be raised through Myriad Entertainment and debt financing consisting of real estate, construction and equipment financing loans," he says. "Myriad currently owns 33% of the project, with the ultimate ownership structure resulting from our continuing negotiations with various sources."

Since the project is still being developed, he says other investors can't be named yet. The company's board, however, consists of professionals who have worked on successful attractions for companies like Disney.

Pinkowski says the Myriad project is definitely the right move for the mature Tunica market.

"If you look at Vegas 25 years ago, it was a gaming market for high rollers, but what made Vegas a tremendous success was when they diversified and added non-gaming related attractions," he says. "That's what Myriad is talking about doing. This development will attempt to do a lot of things at one time that happened over years in other markets."